As filed with the Securities and Exchange Commission on March 21, 2023

Registration No. 333-250801

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CASI Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

58-1959440

(I.R.S. Employer Identification Number)

9620 Medical Center Drive, Suite 300

Rockville, Maryland 20850

(240) 864-2600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Alexander A. Zukiwski, MD

CASI Pharmaceuticals, Inc.

9620 Medical Center Drive, Suite 300

Rockville, MD 20850

240-864-2600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Peter X. Huang, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

30/F, China World Office 2

1 Jian Guo Men Wai Avenue

Beijing 100004, P.R. China

Tel: +86 (10) 6535-5500

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by CASI Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (No. 333-250801), filed with the SEC on November 20, 2020, registering common stock, warrants to purchase common stock and units of the Registrant at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder, for an aggregate initial offering price not to exceed $150,000,000, including certain securities remained unsold under the Registrant’s registration statement on S-3 (File No. 333-222046), filed with SEC on December 13, 2017.

On March 21, 2023, pursuant to that certain Agreement and Plan of Merger (the “Agreement”), dated as of January 31, 2023, by and between the Registrant and CASI Pharmaceuticals, Inc., an exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of the Registrant (known as CASI Pharmaceuticals Holdings, Inc.prior to the Merger, “CASI Cayman”), the Registrant merged with and into the CASI Cayman (the “Merger”), with CASI Cayman continuing as the surviving company in the Merger and the successor issuer of the Registrant.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of this Amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statement that remain unsold or unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Beijing, China, on March 21, 2023. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

CASI Pharmaceuticals, Inc.

By:	/s/ Larry (Wei) Zhang
Name:	Larry (Wei) Zhang
Title:	Authorized Officer